EXHIBIT 12

AEP TEXAS AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions except ratio data)

											Twelve		Nine
											Months		Months
	Years Ended December 31,										Ended		Ended
	2012		2013		2014		2015		2016		9/30/2017		9/30/2017
EARNINGS
Income From Continuing Operations Before Income Tax Expense	$213.0	(a)	$222.3	(b)	$205.5	(c)	$179.9	(c)	$255.3	(c)	$276.8	(c)	$220.8
Fixed Charges (as below)	184.4		166.4		160.0		157.7		155.6		151.4		112.4
Total Earnings	$397.4		$388.7		$365.5		$337.6		$410.9		$428.2		$333.2

FIXED CHARGES
Interest Expense	$180.4		$161.8		$153.8		$150.0		$145.8		$142.1		$105.6
Credit for Allowance for Borrowed Funds Used During Construction	1.4		2.2		3.6		4.5		5.9		5.4		3.9
Estimated Interest Element in Lease Rentals	2.6		2.4		2.6		3.2		3.9		3.9		2.9
Total Fixed Charges	$184.4		$166.4		$160.0		$157.7		$155.6		$151.4		$112.4

Ratio of Earnings to Fixed Charges	2.15		2.33		2.28		2.14		2.64		2.82		2.96

(a)	Reflects the reclassification of the Wind Farms, AEP Energy Partners, Inc. and Electric Transmission Texas, LLC as Discontinued Operations.

(b)	Reflects the reclassification of the Wind Farms and AEP Energy Partners, Inc. as Discontinued Operations.

(c)
Reflects the reclassification of the Wind Farms as Discontinued Operations. See Note 7 to the Annual Financial Statements and Note 6 to the Third Quarter 2017 Financial Statements for additional information.